EXHIBIT 10-39

[Schreiber Logo]


November 3, 2006


David Lipka
19 Oakwood Circle
Roslyn, NY 11576

Dear David:

Please accept the following modifications to the Supply Agreement between Galaxy Nutritional Foods and Schreiber Foods, Inc., dated June 30, 2005.

Current: The Supply Agreement has a volume penalty clause for volume below a certain level. The timeframe for the measurement of volume is the second year of the contract with the opportunity to recover any loss volume in year three without penalty.

Modification: The timeframe for measurement of volume will be the fifth year of the Supply Agreement.

Current: The Supply Agreement sets the base level for the volume commitment at *** pounds. This amount includes blocks to be further processed as well as all product produced for immediate sale.

Modification: The base level will be reduced by the volume of blocks to be further processed (*** pounds). Thus, the base level will be set at *** pounds (*** minus *** pounds).

David, I recognize that there are circumstances which have caused the volume to be below our respective expectations. I hope that these modifications provide you relief from the financial burden of this reduced volume. We remain hopeful that with your new marketing strategy volume can grow to the previously expected level.

We are committed to the success of Galaxy and to continuing to strengthen the partnership between Galaxy Nutritional Foods and Schreiber Foods, Inc.

Best regards,

/s/ Ronald J. Dunford

Ronald J. Dunford
President & COO
Schreiber Operations

Acknowledged and agreed to this 9th day of November, 2006

/s/ David H. Lipka
David H. Lipka
Chairman
Galaxy Nutritional Foods, Inc.

*** Indicates material omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.